EXHIBIT 99.1

Contact: David Crittenden
MSX International
FOR IMMEDIATE RELEASE	248-829-6031
DATE: August 6, 2004	dcrittenden@msxi.com

MSX International announces financial results through second quarter 2004

WARREN, Mich., August 6, 2004 - MSX International, a global provider of technical business services, reports net sales totaling $321.2 million for the first half of fiscal 2004 compared to $369.1 million for the first half of 2003. Despite lower sales, operating income for the six month period ended July 4, 2004 increased 76.1%, reflecting the benefit of restructuring actions in late 2003 to offset reduced demand beginning in the second half of last year. For the first half of 2004, improved operating income was offset by an increase in interest expense and provisions for income taxes, resulting in modest net income.

Robert Netolicka, president and chief executive officer, commented, “Through the first half, our results track our plan for the year despite lower sales in comparison to the first half of 2003. Our leaner operations continue financial performance trends that began in the first quarter, and our focus on working capital management has preserved the company’s liquidity and banking reserves.

“We cannot be satisfied, though. Our traditional customers, representing a large portion of our business, continue to face market challenges that hold back their own performance and demand for our services. We are redoubling our efforts to enlarge our customer base as we focus on expansion of selected higher margin service into growing sectors of the economy. We will continue to look at each of our existing businesses to make sure that our services match customer requirements and our financial return objectives.”

Gross margins expressed as a percentage of sales were 12.3% for the second quarter and for the first six months of fiscal 2004. This compares to 12.6% in the second fiscal quarter and 11.9% for the first six months of 2003. Selling, general and administrative expenses are $5.3 million lower in the second quarter and $10.1 million, or 31.3% lower in the first six months compared to comparable periods in fiscal 2003. Interest expense totaled $8.3 million in the second quarter of 2004, increasing from the prior year due primarily to the company’s August 2003 debt refinancing. Second quarter results also reflect a $171 thousand income tax benefit triggered primarily by favorable adjustments to certain tax valuation allowances.

We will host a conference call at 2:00 p.m. EDT on Monday, August 9, to review these results. To listen to the call, dial 212-271-4507 and provide reservation number 21203123. A replay of the call will be available beginning at 4:00 p.m. EDT Monday, August 9, at 800-633-8284 (Domestic) or 402-977-9140 (International), with the same reservation number.

MSX International, headquartered in Warren, Mich., is a global provider of technical business services. The company combines innovative people, standardized processes and today’s technologies to deliver a collaborative, competitive advantage. MSX International has over 6,100 employees in 25 countries. Visit our Web site at http://www.msxi.com.

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Certain of the statements made in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on current management projections and expectations. They involve significant risks and uncertainties. As such, they are not guarantees of future performance. MSX International disclaims any intent or obligation to update such statements.

Actual results may vary materially from those in the forward-looking statements as a result of any number of factors, many of which are beyond the control of management. These important factors include: our substantial indebtedness; our reliance on major customers in the automotive industry, including the timing of their product development and other initiatives, and the value of our associated accounts receivable from them; the market demand for our technical business services in general; our ability to recruit and place qualified personnel; delays or unexpected costs associated with cost reduction efforts; risks associated with operating internationally, including economic, political and currency risks; and risks associated with our acquisition strategy. Additional information concerning these and other factors are discussed in the company’s 2003 Annual Report on Form 10-k (filed March 19, 2004), in Amendment No. 1 to the company’s Registration Statement on Form S-4 (filed November 19, 2003), and in other filings with the Securities and Exchange Commission.

MSX INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
for the fiscal quarters and fiscal six months ended July 4, 2004 and June 29, 2003

	Fiscal Quarter Ended		Fiscal Six Months Ended
	July 4,	June 29,	July 4,	June 29,
	2004	2003	2004	2003
		(in thousands)
Net sales	$153,901	$185,735	$321,215	$369,086
Cost of sales	135,025	162,248	281,738	325,036

Gross profit	18,876	23,487	39,477	44,050
Selling, general and administrative expenses	10,814	16,108	22,121	32,198
Restructuring and severance costs	—	548	—	1,900
Loss on asset impairment and sale	—	17	—	96

Operating income	8,062	6,814	17,356	9,856
Interest expense, net	8,349	6,633	16,154	13,308

Income (loss) before income taxes, minority interests and equity in affiliates	(287)	181	1,202	(3,452)
Income tax provision (benefit)	(171)	132	924	233
Less minority interests and equity in affiliates, net of taxes	—	(61)	—	(235)

Net income (loss)	(116)	110	278	(3,450)
Accretion for redemption of preferred stock	(2,178)	(2,261)	(4,843)	(4,455)

Net loss available to common shareholders	$(2,294)	$(2,151)	$(4,565)	$(7,905)

MSX INTERNATIONAL, INC.
SUPPLEMENTAL FINANCIAL INFORMATION
for the fiscal quarters and fiscal six months ended July 4, 2004 and June 29, 2003

	Fiscal Quarter Ended		Fiscal Six Months Ended
	July 4,	June 29,	July 4,	June 29,
	2004	2003	2004	2003
		(in thousands)
Reconciliation of EBITDA:
Operating income	$8,062	$6,814	$17,356	$9,856
Michigan Single Business and similar taxes	601	901	1,387	1,776

EBIT, as defined	8,663	7,715	18,743	11,632
Depreciation	2,332	4,686	4,713	9,445
Restructuring and severance costs	—	548	—	1,900
Loss on asset impairment and sale	—	17	—	96

EBITDA before restructuring and severance
costs and asset disposition, as defined	$10,995	$12,966	$23,456	$23,073

     EBITDA is shown here because we use it for internal reporting purposes. We believe it is an indicative measure of operating performance, and it is used by investors and analysts to evaluate companies with capital structures similar to ours.

     As defined here, EBITDA may not be comparable to similarly titled measures reported by other companies. EBITDA is not an alternative measure of operating results or cash flows from operations, as determined in accordance with accounting principles generally accepted in the United States. EBITDA should be considered in addition to, not as a substitute for, operating income (loss), net income (loss), cash flows and other measures of financial performance and liquidity reported in accordance with such accounting principles.